EXHIBIT 99.1

For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports fourth quarter, full year results

SEATTLE (January 31, 2020) - Weyerhaeuser Company (NYSE: WY) today reported a fourth quarter net loss of $14 million, or two cents per diluted share, on net sales of $1.5 billion. This compares with a net loss of $93 million, or 12 cents per diluted share, on net sales of $1.6 billion for the same period last year and net earnings of $99 million for the third quarter of 2019.

Excluding net after-tax charges of $37 million for special items, the company reported fourth quarter net earnings of $23 million, or three cents per diluted share. This compares with net earnings before special items of $70 million for the same period last year and $59 million for the third quarter of 2019.

Adjusted EBITDA for the fourth quarter of 2019 was $260 million compared with $346 million for the same period last year and $308 million for the third quarter of 2019.

For the full year 2019, Weyerhaeuser reported a net loss of $76 million, or 10 cents per diluted share, on net sales of $6.6 billion. This compares with net earnings of $748 million on net sales of $7.5 billion for the full year 2018.

Full year 2019 includes net after-tax charges of $361 million for special items. Excluding these items, the company reported net earnings before special items of $285 million, or 39 cents per diluted share. This compares with net earnings before special items of $891 million for the full year 2018.

“Our 2019 performance reflects strong execution across all businesses despite significant headwinds from a sluggish housing market, global trade uncertainty, and persistently challenged commodity prices,” said Devin W. Stockfish, president and chief executive officer. “Through our continued focus on operational excellence, we achieved record low cost performance in lumber and oriented strand board and delivered the highest EBITDA ever from our Real Estate & ENR business. Additionally, we reduced our pension obligations by $1.5 billion, strategically optimized a significant portion of our Northern timberlands portfolio, and returned over $1 billion of cash to shareholders. Entering 2020, we are encouraged by the recent pickup in U.S. housing activity, and we expect modest growth will drive improvement across our markets as the year progresses. We remain focused on creating value for shareholders through industry-leading operating performance and disciplined capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2019	2019	2018	2019	2018
(millions, except per share data)	Q3	Q4	Q4	Full Year	Full Year
Net sales	$1,671	$1,548	$1,636	$6,554	$7,476
Net earnings (loss)	$99	($14)	($93)	($76)	$748
Net earnings (loss) per diluted share	$0.13	($0.02)	($0.12)	($0.10)	$0.99
Weighted average shares outstanding, diluted	747	746	750	746	757
Net earnings before special items(1)(2)	$59	$23	$70	$285	$891
Net earnings per diluted share before special items(1)	$0.08	$0.03	$0.10	$0.39	$1.18
Adjusted EBITDA(1)	$308	$260	$346	$1,276	$2,032
(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of Net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)

Fourth quarter 2019 after-tax special items include an $80 million noncash impairment charge related to the previously announced sale of our Montana timberlands, a $48 million gain on the sale of our Michigan timberlands and a $5 million pension settlement charge related to the transfer of Canadian pension assets and liabilities through purchases of group annuity contracts. Special items for other periods presented are included in the reconciliation tables following this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q3	Q4	Change
Net sales	$523	$510	($13)
Net contribution to pretax earnings	$72	$53	($19)
Pretax charge for special items	$—	$32	$32
Net contribution to pretax earnings before special items	$72	$85	$13
Adjusted EBITDA	$154	$158	$4

Q4 2019 Performance – In the West, average sales realizations for domestic and Japan export logs were modestly higher and fee harvest volumes increased slightly. Western road and forestry spending was seasonally lower. In the South, average log sales realizations declined slightly and fee harvest volumes were lower.

Fourth quarter special items include a $48 million gain on the sale of the company’s Michigan timberlands, which closed in November, and an $80 million noncash impairment charge related to the previously announced sale of our Montana timberlands. The Montana transaction is subject to customary closing conditions and is expected to be completed in the second quarter.

Q1 2020 Outlook – Weyerhaeuser expects first quarter earnings and Adjusted EBITDA will be slightly higher than the fourth quarter. In the West, the company anticipates higher domestic and export log sales volumes, modestly higher average domestic log sales realizations and lower road spending. In the South, the company expects seasonally lower fee harvest volumes and average log sales realizations comparable with the fourth quarter average.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q3	Q4	Change
Net sales	$69	$46	($23)
Net contribution to pretax earnings	$32	$22	($10)
Adjusted EBITDA	$60	$37	($23)

Q4 2019 Performance – Earnings and Adjusted EBITDA decreased due to fewer real estate sales and lower construction materials and energy royalties in our Energy & Natural Resources business. The segment reported full year Adjusted EBITDA of $274 million.

Q1 2020 Outlook – Weyerhaeuser anticipates first quarter earnings and Adjusted EBITDA will be significantly higher than the fourth quarter due to the timing of Real Estate transactions. The company expects full year 2020 Adjusted EBITDA for the segment will be approximately $255 million. This guidance incorporates the effect of fewer available real estate acres following the divestitures of our Montana and Michigan timberlands.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q3	Q4	Change
Net sales	$1,204	$1,115	($89)
Net contribution to pretax earnings	$143	$60	($83)
Pretax benefit for special items	($68)	$—	$68
Net contribution to pretax earnings before special items	$75	$60	($15)
Adjusted EBITDA	$123	$110	($13)

Q4 2019 Performance – Sales volumes declined seasonally and Western and Canadian log costs increased compared with the third quarter. Per unit manufacturing costs improved due to strong operating performance and ongoing operational excellence initiatives.

Average sales realizations for oriented strand board improved slightly. In lumber, although the benchmark Framing Lumber Composite price improved modestly in the fourth quarter, published average pricing for wide-width Southern yellow pine lumber decreased. Weyerhaeuser’s average lumber sales realizations were comparable with the third quarter average, reflecting the company’s regional and product mix.

Q1 2020 Outlook – Weyerhaeuser anticipates first quarter earnings and Adjusted EBITDA will be slightly higher than the fourth quarter, before any improvement in average sales realizations. The company expects seasonally improved operating rates and manufacturing costs for engineered wood products and slightly higher sales volumes for lumber and oriented strand board.

UNALLOCATED

FINANCIAL HIGHLIGHTS	2019	2019
(millions)	Q3	Q4	Change
Net charge to pretax earnings	($54)	($59)	($5)
Pretax charge for special items	$15	$6	($9)
Net charge to pretax earnings before special items	($39)	($53)	($14)
Adjusted EBITDA	($29)	($45)	($16)

Q4 2019 Performance – Unallocated corporate function and variable compensation expense increased due to seasonally higher spending and a year-to-date adjustment for incentive compensation. Fourth quarter results also include a small expense from elimination of intersegment profit in inventory and LIFO compared with income from this item in the third quarter.

Fourth quarter pretax special items consist of a $6 million noncash non-operating settlement charge related to the transfer of Canadian pension assets and liabilities through purchases of group annuity contracts.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in America. Our company is a real estate investment trust. In 2019, we generated $6.6 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on January 31, 2020 to discuss fourth quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on January 31, 2020.

To join the conference call from within North America, dial 855-223-0757 (access code: 2195447) at least 15 minutes prior to the call. Those calling from outside North America should dial 574-990-1206 (access code: 2195447). Replays will be available for two weeks at 855-859-2056 (access code: 2195447) from within North America and at 404-537-3406 (access code: 2195447) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including with respect to the following: our earnings, earnings before special items, Adjusted EBITDA; average log sale realizations; log sale volumes; and fee harvest volumes in our timber business; sales volumes as well as manufacturing operating costs and operating rates for Wood Products. These statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and expressions such as “will be,” “will continue,” “will likely result,” and similar words and expressions. These statements are based on our current expectations and assumptions and are not guarantees of future performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the effect of general economic conditions, including employment rates, interest rate levels, housing starts, availability of financing for home mortgages and strength of the U.S. dollar;
•

market demand for our products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan and the Canadian dollar, and the relative value of the euro to the yen;
•	restrictions on international trade and tariffs imposed on imports or exports;
•	the availability and cost of shipping and transportation;
•	economic activity in Asia, especially Japan and China;
•	performance of our manufacturing operations, including maintenance and capital requirements;
•	potential disruptions in our manufacturing operations;
•	the level of competition from domestic and foreign producers;
•	raw material availability and prices;
•	the effect of weather;
•	changes in global or regional climate conditions and governmental response to such changes;
•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•	energy prices;
•	our operational excellence initiatives;
•

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

•	transportation and labor availability and costs;
•	federal tax policies;
•	the effect of forestry, land use, environmental and other governmental regulations;
•	legal proceedings;
•	performance of pension fund investments and related derivatives;
•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;
•	the accuracy of our estimates of costs and expenses related to contingent liabilities;
•	changes in accounting principles; and
•

other matters described under “Risk Factors” in our annual reports on Form 10-K, as well as those set forth from time to time in our other public statements and other reports and filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS (LOSS)

We reconcile Adjusted EBITDA to net earnings (loss) for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings (loss)					$(76)
Interest expense, net of capitalized interest(1)					378
Income taxes					(137)
Net contribution (charge) to earnings	$347	$144	$353	$(679)	$165
Non-operating pension and other postretirement benefit costs(2)	—	—	—	516	516
Interest income and other	—	—	—	(30)	(30)
Operating income (loss)	347	144	353	(193)	651
Depreciation, depletion and amortization	301	14	191	4	510
Basis of real estate sold	—	116	—	—	116
Special items included in operating income (loss)(3)(4)(5)	32	—	(68)	35	(1)
Adjusted EBITDA	$680	$274	$476	$(154)	$1,276
(1)	Interest expense, net of capitalized interest includes a pretax special item consisting of a $12 million charge related to the early extinguishment of debt.
(2)

Non-operating pension and other postretirement benefit costs includes pretax special items consisting of $455 million of noncash settlement charges related to transfers of pension plan assets and liabilities to an insurance company through the purchase of group annuity contracts.

(3)

Operating income (loss) for Timberlands includes pretax special items consisting of an $80 million noncash impairment charge related to the previously announced sale of our Montana timberlands and a $48 million gain on sale of our Michigan timberlands.

(4)	Operating income (loss) for Wood Products includes a pretax special item consisting of a $68 million product remediation insurance recovery.
(5)	Operating income (loss) for Unallocated Items includes pretax special items consisting of $35 million of legal charges.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2018:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$748
Interest expense, net of capitalized interest					375
Income taxes(1)					59
Net contribution (charge) to earnings	$583	$127	$838	$(366)	$1,182
Non-operating pension and other postretirement benefit costs(2)	—	—	—	272	272
Interest income and other(3)	—	(1)	—	(59)	(60)
Operating income (loss)	583	126	838	(153)	1,394
Depreciation, depletion and amortization	319	14	149	4	486
Basis of real estate sold	—	124	—	—	124
Special items included in operating income (loss)(4)	—	—	—	28	28
Adjusted EBITDA	$902	$264	$987	$(121)	$2,032
(1)	Income taxes include special items consisting of a $41 million tax benefit related to our pension contribution and a $21 million tax adjustment charge.
(2)

Non-operating pension and other postretirement benefit costs include a pretax special item consisting of a $200 million noncash settlement charge related to our U.S. qualified pension plan lump sum offer.

(3)	Interest income and other includes a pretax special item consisting of a $13 million gain on sale of a nonstrategic asset.
(4)	Operating income (loss) includes a pretax special item consisting of $28 million of environmental remediation expense.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings (loss)					$(14)
Interest expense, net of capitalized interest					89
Income taxes					1
Net contribution (charge) to earnings	$53	$22	$60	$(59)	$76
Non-operating pension and other postretirement benefit costs(1)	—	—	—	21	21
Interest income and other	—	—	—	(8)	(8)
Operating income (loss)	53	22	60	(46)	89
Depreciation, depletion and amortization	73	4	50	1	128
Basis of real estate sold	—	11	—	—	11
Special items included in operating income (loss)(2)	32	—	—	—	32
Adjusted EBITDA	$158	$37	$110	$(45)	$260
(1)

Non-operating pension and other postretirement benefit costs include a pretax special item consisting of a $6 million noncash settlement charge related to the transfer of Canadian pension assets and liabilities through purchases of group annuity contracts.

(2)

Operating income (loss) for Timberlands includes pretax special items consisting of an $80 million noncash impairment charge related to the previously announced sale of our Montana timberlands and a $48 million gain on sale of our Michigan timberlands.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$99
Interest expense, net of capitalized interest					91
Income taxes					3
Net contribution (charge) to earnings	$72	$32	$143	$(54)	$193
Non-operating pension and other postretirement benefit costs	—	—	—	15	15
Interest income and other	—	—	—	(6)	(6)
Operating income (loss)	72	32	143	(45)	202
Depreciation, depletion and amortization	82	4	48	1	135
Basis of real estate sold	—	24	—	—	24
Special items included in operating income (loss)(1)	—	—	(68)	15	(53)
Adjusted EBITDA	$154	$60	$123	$(29)	$308
(1)	Operating income (loss) includes pretax special items consisting of a $68 million product remediation insurance recovery and a $15 million legal charge.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2018:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings (loss)					$(93)
Interest expense, net of capitalized interest					97
Income taxes(1)					(21)
Net contribution (charge) to earnings	$107	$44	$26	$(194)	$(17)
Non-operating pension and other postretirement benefit costs(2)	—	—	—	218	218
Interest income and other(3)	—	(1)	—	(23)	(24)
Operating income	107	43	26	1	177
Depreciation, depletion and amortization	81	3	40	1	125
Basis of real estate sold	—	44	—	—	44
Adjusted EBITDA	$188	$90	$66	$2	$346
(1)	Income taxes include a special item consisting of a $21 million tax adjustment charge.
(2)

Non-operating pension and other postretirement benefit costs include a pretax special item consisting of a $200 million noncash settlement charge related to our U.S. qualified pension plan lump sum offer.

(3)	Interest income and other includes a pretax special item consisting of a $13 million gain on sale of a nonstrategic asset.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS (LOSS)

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons, and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings (loss):

	2019	2019	2018	2019	2018
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net earnings (loss)	$99	$(14)	$(93)	$(76)	$748
Early extinguishment of debt charge	—	—	—	9	—
Environmental remediation charge	—	—	—	—	21
Gain on sale of timberlands and other nonstrategic assets	—	(48)	(10)	(48)	(10)
Legal charges	11	—	—	26	—
Pension settlement charges	—	5	152	345	152
Product remediation recoveries, net	(51)	—	—	(51)	—
Restructuring, impairments and other charges	—	80	—	80	—
Tax adjustments	—	—	21	—	(20)
Net earnings before special items	$59	$23	$70	$285	$891

The table below reconciles net earnings per diluted share before special items to net earnings (loss) per diluted share:

	2019	2019	2018	2019	2018
	Q3	Q4	Q4	Full Year	Full Year
Net earnings (loss) per diluted share	$0.13	$(0.02)	$(0.12)	$(0.10)	$0.99
Early extinguishment of debt charge	—	—	—	0.01	—
Environmental remediation charge	—	—	—	—	0.03
Gain on sale of timberlands and other nonstrategic assets	—	(0.07)	(0.01)	(0.07)	(0.01)
Legal charges	0.02	—	—	0.04	—
Pension settlement charges	—	0.01	0.20	0.47	0.20
Product remediation recoveries, net	(0.07)	—	—	(0.07)	—
Restructuring, impairments and other charges	—	0.11	—	0.11	—
Tax adjustments	—	—	0.03	—	(0.03)
Net earnings per diluted share before special items	$0.08	$0.03	$0.10	$0.39	$1.18